Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

POMDOCTOR LIMITED

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)			Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share (2)	Rule 457(o)	—	—	US$	15,000,000	(3)	US$	0.00015310	US$	2,296.50
		Total Offering Amounts				US$	15,000,000				US$	2,296.50
		Total Fees Previously Paid										—
		Total Fee Offsets										—
		Net Fee Due									US$	2,296.50

(1)	Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(2)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended. Each American depositary share represents Class A ordinary shares.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.